UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2021

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

627 Davis Drive,

Suite 400

Morrisville, North Carolina 27560

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0002 par value per share	HTBX	The Nasdaq Stock Market (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2021, Heat Biologics, Inc. (the “Company”), based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee of the Company’s Board of Directors, Jeff Wolf, the Company’s President and Chief Executive Officer, was awarded a cash bonus based on 50% of his annual base salary currently in effect and a cash gross up bonus of $500,000. Mr. Wolf was also awarded (i) a ten-year option to purchase 393,761 shares of common stock, at an exercise price of $4.06 (the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of the grant), all of which vests on the two year anniversary of the date of grant and (ii) 246,305 shares of restricted common stock, half of which vests immediately and the remaining half vests on January 1, 2022. The 246,305 shares of restricted stock were awarded pursuant to the terms of an amended and restated restricted stock agreement (the “Amended and Restated Restricted Stock Agreement”).

On December 15, 2021, the Company entered into a four-year employment agreement, effective as of January 1, 2022, with William Ostrander (the “Ostrander Employment Agreement”), who serves as the Chief Financial Officer and Corporate Secretary of the Company.  The Ostrander Employment Agreement replaces the Offer Letter entered into by the Company and Mr. Ostrander, dated September 23, 2019, as amended on January 1, 2020 and January 4, 2021.

Pursuant to the Ostrander Employment Agreement, Mr. Ostrander will be entitled to an annual base salary of $350,000 and will be eligible for discretionary performance bonus payments of thirty-five percent (35%) of his annual base salary.  On December 13, 2021, based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee, Mr. Ostrander was awarded a cash based bonus equal to 35% of his annual base salary and a ten-year option to purchase 68,807 shares of the Company’s common stock, at an exercise price of $4.06 (the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of the grant), which stock options vest pro rata on a monthly basis over a four-year period.

If Mr. Ostrander’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated by the Company without Just Cause (as defined in the Ostrander Employment Agreement) then in addition to paying the Accrued Obligations, (i) the Company shall continue to pay his then current base salary for a period of six (6) months; and (ii) the vesting on all unvested options shall be accelerated so that all options shall become fully vested. If his employment is terminated within one year of a Change of Control (as defined in the Company’s 2018 Stock Incentive Plan), he will be paid his then current base salary for a period of six (6) months.

The foregoing summaries of each of the Amended and Restated Restricted Stock Agreement and the Ostrander Employment Agreement, do not purport to be complete and each is qualified in its entirety by reference to the form of Amended and Restated Restricted Stock Agreement, respectively, a copy of each of which is filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Form of Amended and Restated Restricted Stock Agreement
10.2	Employment Agreement between Heat Biologics, Inc. and William Ostrander, dated as of December 13, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2021	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer